Exhibit 10.13

EMPLOYMENT AGREEMENT
BETWEEN:
HORTICAN INC.
(the “Company”)
-and-
XIUMING SHUM
(the “Employee”)
WHEREAS the Company and the Employee have agreed that the Employee shall be employed by the Company under the terms and conditions set out herein;
In consideration of the respective covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree as follows:
SECTION 1 –INTERPRETATION

1.1	Definitions
For the purposes of this Agreement:

(1)	“Board” means the board of directors of the Company;

(2)	“Date of Termination” means the last date upon which the Employee provides active service to the Company as a result of the termination of his or her employment.

1.2	Sections and Headings
The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Unless otherwise specified, references herein to sections are to the specified section of this Agreement.
SECTION 2 –    EMPLOYMENT

2.1	Employment
The Company hereby agrees to employ the Employee and the Employee hereby accepts such employment commencing effective August 21, 2017, or such date as agreed upon by the parties in writing in accordance with to the terms and conditions hereof. The Employee shall serve the Company in the capacity of General Counsel or such other position to which the Employee may reasonably be assigned by the Company.

2.2	Location
The Employee will work out of the Company’s location at Toronto, Ontario, with occasional travel to Stayner, ON. The Company may at its discretion relocate the Employee’s office or place of work at any time within 100 kilometres of its current location without the Employee’s consent.

SECTION 3 –    DUTIES

3.1	Employment Duties
The Employee shall perform such duties and exercise such powers as are normally associated with or incidental and ancillary to the Employee’s position. Without limiting the foregoing, the Employee shall:

(a)
devote the Employee’s full time and attention and best efforts during normal business hours and such other times as may be reasonably required to the business and affairs of the Company and shall not, without the prior written consent of the Board, undertake any other business or occupation or public office which may detract from the proper and timely performance of his duties hereunder;

(b)	perform those duties that may be assigned to the Employee diligently and faithfully to the best of his abilities and in the best interest of the Company;

(c)	use his best efforts to promote the interests and goodwill of the Company and not knowingly do, or permit to be done, anything which may be prejudicial to the Company’s interests; and

(d)	identify and immediately report to the Board and the Chairman of the Board any gross misrepresentations by the Company or its management.

3.2	Variation of Duties
The Company may vary any powers and duties assigned to the Employee. However, the Employee will not be assigned duties nor required to perform services that he cannot reasonably perform, or which are inconsistent with his senior Employee status.

3.3	Reporting
The Employee shall report to Mike Gorenstein, CEO. The individual to whom the Employee reports may change from time to time.
SECTION 4 –    COMPENSATION

4.1	Base Salary
The annual base salary payable to the Employee for his services hereunder shall be $175,000 CDN per annum or such higher amount as the Board, in its sole discretion, may determine from time to time. Such annual base salary shall be payable in equal instalments in accordance with the usual payroll practices of the Company and will be subject to statutory deductions. The Employee’s base salary will be reviewed annually.

4.2	Performance Bonus
In addition to the Employee’s annual base salary, the Employee will be eligible to receive an annual bonus determined by the Company at its sole discretion. There will be no guarantee of a bonus in any given year. The Employee will not be eligible to receive any payment of bonus after the Date of Termination.

4.3	Stock Options
The Employee will be eligible to receive grants of options to purchase shares in the Company or affiliated companies. The amount of the grants will be determined by the Board at its sole discretion. The grants of such options will be governed by the Company’s stock option plan or any other applicable plan. Such plan or plans may be amended from time to time. The Employee will not be eligible for any further grants of options or vesting of options following the Date of Termination unless otherwise provided further under the Company’s stock option plan.

4.4	Group Insured Benefits
The Employee will not receive group insurance benefits. The Employee will be entitled to participate in any group insured benefits programs established for the benefit of its Employees in the manner and to the extent authorized by the Board. Such benefits will be governed by the Company’s contract with its insurer in place from time to time, including requirements for medical information before coverage commences.

4.5	Vacation
The Employee will be entitled to three (3) weeks’ paid vacation per year. Vacation pay will be calculated on the Employee’s base salary. The Employee shall take vacation time at such times as are approved in advance by the Company. Vacation time entitlement will be prorated for the period of the Employee’s active employment in the calendar year that the Employee commences and terminates employment. Vacation may be carried forward until March 31 of the following year after which time it is forfeited to the extent it exceeds the minimum vacation entitlement provided for under the Ontario Employment Standards Act, 2000 (the “ESA”). Vacation will not be taken during the first three (3) months of the Employee’s employment.

4.6	Signing Bonus
In addition to the Employee’s annual base salary, the Employee will receive a one-time cash payment of £8,200 GBP. Such payment shall be payable in one installment, in accordance with the usual payroll practices of the Company, and will be subject to statutory deductions.

4.7	Business Expenses
The Employee shall be reimbursed for all reasonable travel and other out-of-pocket expenses properly incurred by the Employee from time to time in connection with performance of the Employee’s duties. The Employee shall furnish to the Company on a monthly basis all invoices or statements in respect of which the Employee seeks reimbursement. Corporate credit cards shall be used only for expenses incurred in the course of carrying out the Employee’s duties.

4.8	Deductions and Withholdings
The Company shall make such deductions and withholdings from the Employee’s remuneration and any other payments or benefits provided to the Employee pursuant to this Agreement as may be required by law.
SECTION 5 –    TERMINATION OF EMPLOYMENT

5.1	Termination by the Company
The Company may terminate the employment of the Employee at a time. The Employee’s entitlements upon termination of employment will be limited to those provided for by the ESA or other applicable legislation including, but not limited to, any applicable requirements for the Company to provide notice of termination or pay in lieu of notice of termination, benefits continuation following termination of employment, vacation pay or severance pay. The Employee will not be entitled to any further notice or pay in lieu of notice under the common law. This provision will continue to apply throughout the entire period of the Employee’s employment and will survive any promotions the Employee may receive unless the Employee and the Company explicitly agree otherwise in writing. The Employee will not receive credit for any service with any prior employer unless otherwise required by the ESA.

5.2	Termination by the Employee
The Employee may terminate employment by giving thirty (30) days’ prior written notice to the Company. The Company may waive this period or a portion thereof, in writing, in which case the Employee’s employment will terminate on the date of the waiver, but the Employee will continue to be paid salary until the end of the thirty (30) day notice period. No bonus will be paid in the event of termination by the Employee for the year during which notice is given.

5.3	Resignation on Termination
The Employee agrees that upon any termination of employment with the Company for any reason the Employee shall immediately tender resignation from any position the Employee may hold as an officer or director of the Company, or any associated company. In the event of the Employee failing within three days to comply with his obligation hereunder, the Employee hereby irrevocably authorizes the Company to appoint a person in the Employee’s name and on the Employee’s behalf to sign or execute any documents and/or do all things necessary or requisite to give effect to such resignation.

5.4	Termination Where Employee Disabled
If at any time the Employee is unable to perform the duties of the Employee’s position because of illness, injury, disability or otherwise for a period 12 consecutive calendar months, the Employee acknowledges that this would impose an undue hardship on the Company given the nature of the Employee’s position and the Company may terminate the Employee’s employment in accordance with this Agreement.

SECTION 6 –    RESTRICTIVE COVENANTS

6.1	Non-Disclosure
The Employee acknowledges and agrees that:

(a)
in the course of performing the Employee’s duties and responsibilities hereunder, the Employee will have access to and will be entrusted with detailed confidential information and trade secrets (printed or otherwise) concerning past, present, future and contemplated plans, products, services, operations and procedures of the Company, including without limitation, information relating to preferences, needs and requirements of past, present and prospective clients, customers, suppliers and employees of the Company (collectively, “Trade Secrets”), the disclosure of any of which to competitors of the Company or to the general public, or the use of same by the Employee or any competitor of the Company, would be highly detrimental to the interests of the Company;

(b)
in the course of performing his or her duties and responsibilities hereunder, the Employee will be a representative of the Company to its and their customers, clients and suppliers and as such will have significant responsibility for maintaining and enhancing the goodwill of the Company with such customers, clients and suppliers and would not have, except by virtue of employment with the Company, developed a close and direct relationship with the customers, clients and suppliers of the Company; and

(c)
the right to maintain the confidentiality of the Trade Secrets, the right to preserve the goodwill of the Company and the right to the benefit of any relationship that has developed between the Employee and the customers, clients and suppliers of the Company because of the Employee’s employment with the Company constitute proprietary rights of the Company which the Company is entitled to protect.

In acknowledgment of the matters described above and in consideration of the payments and other benefits to be received by the Employee pursuant to this Agreement, the Employee will not, except with prior written consent of the Board, either during the Employee’s employment or at any time thereafter, directly or indirectly, disclose to any person or in any way make use of (other than for the sole benefit of the Company), in any manner, any of the Trade Secrets except to the extent such Trade Secrets include information which is or becomes generally available to the public other than as a result of disclosure by the Employee.

6.2	Intellectual Property

(a)
The Employee shall disclose to the Company all ideas, suggestions, discoveries, inventions and improvements (collectively, “Intellectual Property”) which the Employee may make solely, jointly or in common with other employees, during the Employee’s employment with the Company and which relate to the business activities of the Company. Intellectual Property corning within the scope of the business of the Company made and/or developed by the Employee while in the employ of the Company, whether or not conceived or made during regular working hours and whether or not the Employee is specifically instructed to make or develop the same, shall be for the benefit of the Company and shall be considered to have been made pursuant to this Agreement and shall immediately become exclusive property of the Company;

(b)
The Employee shall assign and transfer to the Company the Employee’s entire right, title and interest in and to any and all Intellectual Property and the Employee agrees to execute and deliver to the Company any and all instruments necessary or desirable to accomplish the foregoing and, in addition, to do all lawful acts which may be necessary or desirable to assist the Company to obtain and enforce protection of Intellectual Property; and

(c)	The Employee waives all moral rights over any Intellectual Property and all work produced by the Employee during the course of the Employee’s employment.

6.3	Non-Competition
The Employee will not (except with the prior written consent of the Board), during the Employee’s employment and for nine (9) months following the termination of the Employee’s employment for any reason, perform services anywhere within Canada, whether alone or for or in conjunction with any person or entity, whether as an employee, partner, director, principal, agent, consultant or in any other capacity whatsoever, that are similar to those performed by the Employee in the course of the Employee’s employment and that relate to: a) the research into, development, supply, sales or marketing of Cannabis or Cannabis derived products; or b) the development or provision of any services (including, but not limited to, technical and product support, or consultancy or customer services) which relate to Cannabis or Cannabis derived products.

The foregoing provision shall not prohibit the Employee from owning or controlling in the aggregate up to 5% of the issued shares as a passive investment or in any Company carrying on such business or activity whose shares are listed and posted for trading on a recognized stock exchange.

6.4	Non-Solicitation of Customers
The Employee will not (except with the prior written consent of the Board), during the Employee’s employment and for one (1) year following the termination of the Employee’s employment for any reason, whether alone or for or in conjunction with any person or entity, whether as an employee, partner, director, principal, agent, consultant or in any other capacity whatsoever, directly or indirectly solicit or assist in the solicitation of any customer or prospective customer of the Company.

6.5	Non-Solicitation of Employees
The Employee will not (except with the prior written consent of the Board), during the Employee’s employment and for one (1) year following the termination of the Employee’s employment for any reason, whether alone or for or in conjunction with any person or entity, whether as an employee, partner, director, principal, agent, consultant or in any other capacity whatsoever, directly or indirectly solicit or assist in the solicitation of any employee of the Company to leave such employment.

6.6	Disclosure
During the Employee’s employment with the Company, the Employee shall promptly disclose to the Board full information concerning any interest, direct or indirect, of the Employee (whether as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of the Employee’s immediate family, in any business which is reasonably known to the Employee to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Company or to any of their respective suppliers or Customers.

6.7	Return of Materials
All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including financial and other information and lists of customers, suppliers, products and prices) pertaining to the Company which may come into the possession or control of the Employee shall at all times remain the property of the Company. Upon termination of the Employee’s employment for any reason, the Employee agrees to immediately deliver to the Company all such property of the Company in the possession of the Employee or directly or indirectly under the control of the Employee. The Employee agrees not to make, for his or her personal or business use or that of any other person, reproductions or copies of any such property or other property of the Company.
SECTION 7 –    GENERAL

7.1	Reasonableness of Restrictions and Covenants
The Employee hereby confirm and agrees that the covenants and restrictions pertaining to the Employee contained in this Agreement, including, without limitation, those contained in Section 6, are reasonable and valid and hereby further acknowledges and agrees that the Company may suffer irreparable injury in the event of any breach by the Employee of the obligations under any such covenant or restriction. Accordingly, the Employee hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Company shall therefore be entitled, in addition to any other right or remedy which it may have at law, in equity or otherwise, to temporary and permanent injunctive relief enjoining and restraining the Employee from any such breach. Notwithstanding the termination of this Agreement for any reason by either party, the aforementioned restrictive covenants and restrictions contained in this Agreement shall survive and continue in force to the extent set out in this Agreement.

7.2	Waiver
A waiver of any term or condition of this Agreement by either party shall not be construed as a waiver of a subsequent breach or failure of the same or any other term and condition.

7.3	Benefit of Agreement
This Agreement shall ensure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Employee and the successors and assignees of the Company. This Agreement may not be assigned by the Employee.

7.4	Notices
Any notice or other communication to be given in connection with this Agreement shall be in writing and may be given by personal delivery, email, facsimile or registered mail addressed to the recipient as follows:

(a)	If to the Employee:
To the last address of the Employee in the records of the Company.

(b)	If to the Company:
Peace Naturals Project Inc.
Attn: [William Hilson]
4491 Concession 12 Sunnidale
Stayner, ON L0M 1S0
[William.Hilson@TheCronosGroup.com]
or such other address as may be designated by notice by either party to the other. Any notice or other communication given by personal delivery, email or facsimile shall be conclusively deemed go have been given on the day of actual delivery or transmission thereof, and if made or given by registered mail, on the firth day, excluding Saturdays, Sundays and statutory holidays in Ontario, following the deposit thereof in the mail. If the party giving any notice or other communications knows or ought reasonably to know of any difficulties with the postal system in Canada that might affect the delivery of mail, any such notice or other communication shall not be mailed, but shall be give by personal delivery, email or facsimile.

7.5	Severability
If any provision of this Agreement shall be held by an arbitrator or court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

7.6	Entire Agreement
This Agreement constitutes the entire employment agreement between the parties. This Agreement supersedes any prior employment agreements which are hereby cancelled and supersedes all previous understandings, negotiations and representations with respect to the subject matter thereof, whether oral or written. The Company and the Employee may, at any time, by agreement in writing, amend, modify, extend or termination this Agreement or any of the terms and conditions of this Agreement. To the extent, if any, that this Agreement constitutes an amendment of any prior agreement or contract relating to the employment of the Employee, it is an amendment supported by sufficient consideration between the parties, the receipt and sufficiency of which is acknowledged by them.

7.7	Governing Law
This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario.

7.8	Acknowledgments
The Employee acknowledges that:

(a)	the Employee has had sufficient time to review and consider this Agreement thoroughly;

(b)	the Employee has read and understands the terms of this Agreement and the Employee’s obligations hereunder,

(c)	the Employee has obtained independent legal advice concerning the interpretation and defect of this Agreement; and

(d)	this Agreement is entered into voluntarily and without any duress.

7.9	Assignment
The Company may assign the Employee’s employment and this Agreement to another affiliated or related person or entity.

7.10	Resolution of Disputes by Arbitration
The parties agree that any disputes arising between them that cannot be resolved, including but not limited to any issues arising out of the termination of the Employee’s employment, shall be resolved exclusively by arbitration to be conducted in Toronto, Ontario in accordance with the Ontario Arbitration Act, 1991 or any successor legislation (the “Act”). The arbitration shall be conducted by a single arbitrator. The party that wishes to refer a dispute to arbitration must provide notice to the other party in writing together with a statement summarizing the issue in dispute and the remedy and/or damages sought.
The Company will submit to the Employee a list of three (3) individuals experienced in dispute resolution to act as arbitrator. If the Employee does not agree to have one of these individuals act as arbitrator, the Employee will propose a list of three (3) other individuals experienced in dispute resolution for the Company’s consideration. If the parties are then unable to agree on an arbitrator, the arbitrator shall be selected by a judge of the Ontario Superior Court of Justice from the lists submitted by each of the parties.
Unless the parties otherwise agree, the arbitration shall commence within 30 days following the appointment of the arbitrator. The arbitrator will have jurisdiction to award the successful party its legal costs from the other party.
Despite the foregoing, the Company may at its option apply to the Courts for equitable or injunctive relief to enforce the restrictive covenants provided for under this Agreement or seek such relief from an arbitrator.
IN WITNESS WHEREOF the parties have executed this Agreement, this _______ day of May, 2017.

Witness:

/s/ Michele Yeo	/s/ Xiuming Shum
Xiuming Shum
Print Name: Michele Yeo

HORTICAN INC.

Per: /s/ Michael Gorenstein

(I have the authority to bind the Company)